Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement No. 333-208184

Free Writing Prospectus dated January 13, 2016

Institutional Investors Secure Client Log In Non-correlated investments tied to the business of sports Unique equities. Request Access Growing Industry. Non-correlated Asset category’s risks and growth drivers viewed In light of their Impact on future acquired Income. Income Producing Designed for dividends, with a modeled retrun-of-capital horizon. Modelable Cash Flows Athlete earnings are highly correlated to on-field performance. Need help? Call us at (855) 905-5050, email us, or live chat with customer support. Explore Account Agreement Help Business Continuity On fantex.com all securities mentioned are issued by Fantex, Inc. and the use of “Fantex.” unless About Fantex Customer Identification otherwise specified, refers to Fantex Brokerage Services, LLC. Fantex Brokerage Services. LLC and Fantex, Inc. are separate but affiliated companies. Security products are not FDIC insured, are not bank Press Fantex Baseball Policy guaranteed and may lose value. Fantex Brokerage Services, LLC does not solicit, recommend or offer Contact Investment Risks advice on the investment merits of investing in any securities. All quotes and orders displayed on Fantex.com are from unsolicited orders. Fantex Holdings, Inc., the parent company of Fantex Brokerage Privacy Policy Services, LLC, owns shares of every Fantex Tracking Series. Fantex Brokerage Services. LLC was the managing underwriter for all Fantex Tracking Series offerings. Fantex, Inc. offerings are highly speculative and the securities Involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to Norton Member: which this communication relates. Before you invest, you should read the prospectus in that registration FINRA statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating In the offering will arrange to send you the prospectus if you request it by calling toll-free (855) 905-5050. View the Fantex Sports Portfolio 1 prospectus This is not an offer to sell, nor a solicitation of an offer to buy to residents of any state in which registration and other legal requirements have not been fulfilled. 2016

Institutional Investors Secure Client Log In Build your own portfolio of athlete tracking stocks Unique stocks now trading in the secondary market New Asset Category Get access to the business of professional sports, unlocking an asset category previously closed to the capital markets. Equity Securities Bought and sold like any other stock. Need help? Call us at (855) 905-5050, email us, or live chat with customer support. Explore Account Agreement Help Business Continuity On fantex.com all securities mentioned are issued by Fantex, Inc. and the use of “Fantex.” unless About Fantex Customer Identification otherwise specified, refers to Fantex Brokerage Services, LLC. Fantex Brokerage Services. LLC and Fantex, Inc. are separate but affiliated companies. Security products are not FDIC insured, are not bank Press Fantex Baseball Policy guaranteed and may lose value. Fantex Brokerage Services, LLC does not solicit, recommend or offer Contact Investment Risks advice on the investment merits of investing in any securities. All quotes and orders displayed on Fantex.com are from unsolicited orders. Fantex Holdings, Inc., the parent company of Fantex Brokerage Privacy Policy Services, LLC, owns shares of every Fantex Tracking Series. Fantex Brokerage Services. LLC was the managing underwriter for all Fantex Tracking Series offerings. Fantex, Inc. offerings are highly speculative and the securities Involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to Norton Member: which this communication relates. Before you invest, you should read the prospectus in that registration FINRA statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating In the offering will arrange to send you the prospectus if you request it by calling toll-free (855) 905-5050. View the Fantex Sports Portfolio 1 prospectus This is not an offer to sell, nor a solicitation of an offer to buy to residents of any state in which registration and other legal requirements have not been fulfilled. 2016 Investment Opportunity Potential for yield and capital appreciation.

Institutional Investors Secure Client Log In Fantex App: Asset allocation at your fingertips A broker/dealer, built on proprietary technology. Need help? Call us at (855) 905-5050, email us, or live chat with customer support. Explore Account Agreement Help Business Continuity On fantex.com all securities mentioned are issued by Fantex, Inc. and the use of “Fantex.” unless About Fantex Customer Identification otherwise specified, refers to Fantex Brokerage Services, LLC. Fantex Brokerage Services. LLC and Fantex, Inc. are separate but affiliated companies. Security products are not FDIC insured, are not bank Press Fantex Baseball Policy guaranteed and may lose value. Fantex Brokerage Services, LLC does not solicit, recommend or offer Contact Investment Risks advice on the investment merits of investing in any securities. All quotes and orders displayed on Fantex.com are from unsolicited orders. Fantex Holdings, Inc., the parent company of Fantex Brokerage Privacy Policy Services, LLC, owns shares of every Fantex Tracking Series. Fantex Brokerage Services. LLC was the managing underwriter for all Fantex Tracking Series offerings. Fantex, Inc. offerings are highly speculative and the securities Involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to Norton Member: which this communication relates. Before you invest, you should read the prospectus in that registration FINRA statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating In the offering will arrange to send you the prospectus if you request it by calling toll-free (855) 905-5050. View the Fantex Sports Portfolio 1 prospectus This is not an offer to sell, nor a solicitation of an offer to buy to residents of any state in which registration and other legal requirements have not been fulfilled. 2016